EXHIBIT 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-135914) pertaining to Vimicro International Corporation’s 2004 Share Option Plan and 2005 Share Incentive Plan of our reports dated July 9, 2009, with respect to the consolidated financial statements of Vimicro International Corporation and the effectiveness of internal control over financial reporting of Vimicro International Corporation, included in this Annual Report (Form 20-F) for the year ended December 31, 2008.

/s/ Ernst & Young Hua Ming
Beijing, People’s Republic of China
July 9, 2009